Exhibit 99.1

Investor Contact:	Media Contact:
Karen Breen	Maggie Pisacane
303-397-8592	212-687-8080
Jennifer Martin	mpisacane@sardverb.com
303-397-8634	Paul Kranhold
415-568-9570
pk@sardverb.com
TeleTech Announces Fourth Quarter 2007 Business Highlights
Fourth Quarter Revenue Reaches A Record $373 Million;
Ninth Consecutive Quarter of Double-Digit Revenue Growth;
Full Year BPO Segment Revenue up 16 Percent;
Record 7,700 Workstations Added During 2007 To Support Significant New Business Wins;
Reaffirms 2008 Financial Goals and Establishes Initial 2009 Goals
Englewood, Colo., February 26, 2008 – TeleTech Holdings, Inc. (NASDAQ: TTEC), one of the largest and most geographically diverse global providers of business process outsourcing (“BPO”) solutions, today announced business highlights for the fourth quarter and fiscal year ended December 31, 2007.
TeleTech reported record fourth quarter 2007 revenue of $373 million achieving its goal of reaching an annualized revenue run rate of $1.5 billion by year-end 2007. The fourth quarter was the ninth consecutive quarter of double-digit revenue growth and represented the highest sequential quarterly revenue increase in the Company’s history at $37 million. Full year revenue was $1.37 billion, a 13.2 percent increase over 2006. Full year revenue in the BPO segment was $1.35 billion, a 16 percent increase over 2006.
Fourth quarter 2007 revenue from services performed for clients in offshore locations grew approximately 28 percent to $153 million and represented 41 percent of total revenue. Full year revenue from services performed for clients in offshore locations grew 37 percent to $549 million and represented approximately 40 percent of total revenue. TeleTech currently provides offshore services from seven countries including Argentina, Canada, Costa Rica, Malaysia, Mexico, the Philippines and recently began providing services from South Africa. TeleTech believes it has one of the largest and most geographically diverse offshore footprints of any global BPO provider with 24,000 offshore workstations representing more than 60 percent of its total delivery capacity. TeleTech believes its offshore revenue in 2008 will grow to approximately 50 percent of total revenue and represent more than 70 percent of its total delivery capacity.
Due to significant new business wins throughout 2007, TeleTech added a record 7,700 workstations in primarily offshore locations during 2007 bringing the total workstations in its global delivery network to 38,400 as of year-end. The Company’s capacity utilization across its shared client workstations as of December 31, 2007 was 79 percent, an increase from 69 percent capacity utilization at the end of the 2007 third quarter.
On December 18, 2007, TeleTech, through its indirect subsidiary, TeleTech Europe B.V., completed the sale of its 60 percent interest in TeleTech Services (“India”) Ltd., for $8.7 million, plus $450,000 in satisfaction of intercompany payables, resulting in total cash proceeds of $9.2 million. The sale of this business resulted in a pre-tax gain during the fourth quarter of $6.9 million, which will be reflected in “Other income (expense).”
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EXECUTIVE COMMENTARY ON TELETECH’S FOURTH QUARTER BUSINESS HIGHLIGHTS
“I am pleased that we have achieved record fourth quarter revenue of $373 million representing our ninth consecutive quarter of double-digit revenue growth,” said Kenneth Tuchman, chairman and chief executive officer. “Our centralized global delivery model, expansive offshore footprint and ability to provide innovative, high-quality solutions have enabled us to win an estimated $200 million in incremental annualized business over the last six months of 2007. This unprecedented level of new business wins, coupled with our operational excellence, gives us confidence in our ability to achieve our 2008 and 2009 financial goals.”
REVIEW OF EQUITY-BASED COMPENSATION PRACTICES AND RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
On February 20, 2008, TeleTech announced that its Audit Committee had completed its review of the Company’s historical equity-based compensation practices and the accounting related thereto (the “Review”). The Review, which covered the period from the Company’s Initial Public Offering in 1996 through August 2007, is described in more detail in a Current Report on Form 8-K filed on that date with the Securities and Exchange Commission (“SEC”).
Based on the Review and management’s own additional review, the Company has concluded that incorrect measurement dates for certain equity grants were used at various times during the accounting periods covered by the Review. As a result, the Company has determined that it will be necessary to restate its financial statements for the fiscal years 2005 and 2006 and the first two quarters of 2007. The Company is working with its auditors to finalize the quantification of the restatement adjustment and the periods impacted. The Company intends to complete this restatement concurrently with the filing of its third quarter 2007 Quarterly Report on Form 10-Q and its 2007 Annual Report on Form 10-K. Restatement adjustments for periods prior to 2005 will be reflected as adjustments to the beginning balances of stockholders’ equity in 2005. Given that the restatement adjustments are expected to largely impact periods prior to 2002, additional information on all pre-2005 restatement adjustments will be set forth in the notes to the restated financial statements.
PRELIMINARY FOURTH QUARTER 2007 BUSINESS HIGHLIGHTS
Preliminary Balance Sheet Continues to Fund Organic Growth
•	As of December 31, 2007, TeleTech had cash and cash equivalents of more than $90 million and total debt of $72 million.

•	Capital expenditures were approximately $17 million in the fourth quarter and totaled nearly $62 million for the full year. Approximately 80 percent of capital expenditures in 2007 were for growth related needs, which included the deployment of a record 7,700 new workstations during the year, with the balance for improving TeleTech’s embedded infrastructure.
Share Repurchase
•	TeleTech’s strong balance sheet has given the Company the flexibility to fund organic growth while also repurchasing common stock. In 2007, the Company repurchased nearly $47 million of common stock. However, the Company has suspended repurchases under its stock repurchase program pending completion of the restatement of its historic financial statements and becoming current on its SEC filings. The Company expects that once it is current with all SEC filings, it will promptly review the resumption of its stock repurchase program.
New Business
•	During the third and fourth quarters of 2007, TeleTech signed an estimated $200 million in incremental annualized long-term revenue from new or expanded client relationships.
•	In response to the significant new business wins, TeleTech continued its rapid workstation expansion. During the fourth quarter, the Company deployed 2,400 workstations, bringing the total workstations added during 2007 to 7,700.
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Business Outlook
•	Consistent with previous disclosures, TeleTech expects 2008 revenue will grow between 12 and 15 percent and operating margin will improve by approximately 200 basis points over 2007, before unusual charges, if any.
o	TeleTech expects 2008 capital expenditures will approximate $70 million with the addition of an estimated 7,000 workstations to meet continued strong demand.

o	TeleTech believes its offshore revenue by the end of 2008 will approximate 50 percent of total revenue and its offshore delivery capacity will approximate 70 percent of its total capacity.
•	For 2009, TeleTech expects that revenue will grow between 12 and 15 percent and operating margin will improve by at least 100 basis points over 2008, before unusual charges, if any.
PRELIMINARY BUSINESS HIGHLIGHTS SUBJECT TO CHANGE
Due to the forthcoming restatement, as discussed above, all business highlights described in this press release should be considered preliminary and are subject to change to reflect any necessary corrections or adjustments, or changes in accounting estimates that are identified as a result of the Review. In addition, business highlights for the fourth quarter and fiscal 2007, as well as comparable periods of earlier reported years, could be affected by any restatement of prior period financial statements.
CONFERENCE CALL
TeleTech executive management will hold a conference call to discuss fourth quarter 2007 business highlights on Tuesday, February 26, 2008, at 8:30 a.m. Eastern Time. You are invited to join a live webcast of the call by visiting the “Investors” section of the TeleTech website at www.teletech.com. If you are unable to participate during the live webcast, a replay of the call will be available on the TeleTech website through Tuesday, March 11, 2008.
ABOUT TELETECH
TeleTech is one of the largest and most geographically diverse global providers of business process outsourcing solutions. We have a 26-year history of designing, implementing, and managing critical business processes for Global 1000 companies to help them improve their customers’ experience, expand their strategic capabilities, and increase their operating efficiencies. By delivering a high-quality customer experience through the effective integration of customer-facing front-office processes with internal back-office processes, we enable our clients to better serve, grow, and retain their customer base. We use Six Sigma-based quality methods continually to design, implement, and enhance the business processes we deliver to our clients and we also apply this methodology to our own internal operations. We have developed deep domain expertise and support approximately 300 business process outsourcing programs serving more than 100 global clients in the automotive, communications and media, financial services, government, healthcare, retail, technology and travel and leisure industries. Our integrated global solutions are provided by 59,000 employees utilizing 38,400 workstations across 88 Delivery Centers in 18 countries.
FORWARD-LOOKING STATEMENTS This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or comparable words. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. All statements not based on historical fact are forward-looking statements that involve substantial risks and uncertainties. Important factors that could cause our actual results to differ materially from those expressed or implied by such forward-looking statements, include but are not limited to the following: all reported results are presented without taking into account any adjustments that may be required in connection with the ongoing review of TeleTech’s accounting for equity-based compensation plans and should be considered preliminary until TeleTech files its Form 10-K for the fiscal year ended December 31, 2007; the effect of TeleTech’s failure to timely file all of its required reports under the Securities and Exchange Act of 1934, including the potential of a default under its credit facility; our ability to meet the requirements of the
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NASDAQ Stock Market for continued listing of our shares; any future decisions by the NASDAQ Stock Market regarding continued listing of TeleTech’s common shares; potential claims and proceedings relating to such matters, including shareholder litigation and action by the SEC and/or other governmental agencies; negative tax or other implications for TeleTech resulting from any accounting adjustments or other factors; our belief that we are continuing to see strong demand for our services; the ability to close and ramp new business opportunities that are currently being pursued or that are in the final stages with existing and/or potential clients in order to achieve our Business Outlook; estimated revenue from new, renewed, and expanded client business as volumes may not materialize as forecasted or be sufficient to achieve our Business Outlook; the possibility of lower revenue or price pressure from our clients experiencing a business downturn or merger in their business; greater than anticipated competition in the BPO and customer management markets, causing adverse pricing and more stringent contractual terms; risks associated with losing or not renewing client relationships, particularly large client agreements, or early termination of a client agreement; the risk of losing clients due to consolidation in the industries we serve; consumers’ concerns or adverse publicity regarding our clients’ products; our ability to execute our growth plans, including sales of new services; our ability to achieve our year-end 2008 and 2009 financial goals, including those set forth in our Business Outlook; risks associated with attracting and retaining cost-effective labor at our delivery centers; the possibility of additional asset impairments and restructuring charges; risks associated with changes in foreign currency exchange rates; our ability to find cost effective delivery locations, obtain favorable lease terms, and build or retrofit facilities in a timely and economic manner; risks associated with business interruption due to weather, pandemic or terrorist-related events; economic or political changes affecting the countries in which we operate; achieving continued profit improvement in our International BPO operations; changes in accounting policies and practices promulgated by standard setting bodies; and new legislation or government regulation that impacts the BPO and customer management industry.
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